Exhibit 99.1

For Immediate Release

UNILENS VISION REPORTS FIRST QUARTER FY2015 OPERATING RESULTS

EPS UP 67% TO $0.15; ROYALTY INCOME RISES 26% FROM PRIOR-YEAR LEVELS

LARGO, Florida (November 13, 2014) – Unilens Vision Inc. (OTCQX: UVIC), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported operating results for the first quarter of FY2015.

First Quarter Highlights and Subsequent Events

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Product sales for the first quarter, which ended September 30, 2014 (Q1 of FY2015) increased 3.5% to $1,635,236, compared with $1,579,205 in the first quarter of the previous fiscal year (FY2014), due primarily to a 9.8% increase in C-Vue custom soft lens sales and a 4.1% increase in the C-Vue disposable category lens sales.

•

Royalty income increased 26.4% to $606,254 in the most recent quarter, versus $479,614 in the first quarter of FY2014.

•

Total revenue in the first quarter of FY2015 improved 8.9% to $2,241,490, compared with $2,058,819 in the three months ended September 30, 2013.  This represented the strongest percentage increase in total revenue in the past four quarters.

•

Operating expenses increased 5.4% in the quarter ended September 30, 2014 to $796,379, versus $755,481 in the corresponding period a year earlier.  The increase was primarily due to new expenses associated with the C-Vue® ADDvantage™ Multifocal for Presbyopia launch and expenses associated with the listing of the Company’s common stock on the OTCQX marketplace.

•

Interest expense approximately doubled due to higher debt levels associated with the repurchase of common stock from the Company’s previously largest shareholder in October 2013.

•

Net income rose 25.9% when compared with the first quarter of FY2014.

•

Diluted earnings per share increased 66.7% in the first quarter of FY2015 to $0.15, compared with $0.09 in the prior-year period, reflecting higher net income and a 24% reduction in the weighted average number of diluted shares outstanding due primarily to the stock repurchase in October 2013.

•

The Company paid its 32nd consecutive quarterly cash dividend in August 2014, in the amount of $0.045 per share, and will pay its 33rd consecutive cash dividend at the same rate on November 28, 2014.

•

On September 25, 2014, the Company’s common stock was upgraded to the best market place within the OTC Markets Group for established U.S. and global companies, and began trading under the same UVIC symbol on the OTCQX®.

Management Comments

“We are pleased to report our sixth consecutive quarter of higher C-Vue brand specialty lens product sales and our fourth consecutive quarter of growth in royalty income from our licensee, Bausch + Lomb,” noted Michael Pecora, Chief Executive Officer of Unilens Vision Inc. “The 26% increase in royalty income in the most recent quarter was comparable with the 28% increase that we reported in the fourth quarter of FY2014 and compared favorably with a 7% rise in royalty income for the fiscal year ended June 30, 2014.  We attribute the double-digit percentage increases in royalty income during the past three quarters to Bausch + Lomb’s October 2013 launch of its PureVision2® for Presbyopia multifocal lens, which features the next-generation multifocal design licensed from Unilens.”

“First quarter sales of our specialty contact lens products increased 3.5% relative to the prior-year period, primarily due to continued growth of our C-Vue custom lens category as well as increases in our C-Vue disposable category”, continued Pecora, “Growth in disposable lens sales strengthened relative to the fourth quarter of FY2014 as we benefited from the availability of our new C-Vue® ADDvantage™ Multifocal for Presbyopia. This new lens, which was introduced in June, 2014 incorporates our next-generation multifocal technology. Our new C-Vue ADDvantage Multifocal for Presbyopia has been well received by independent eye care professionals, and their patients and we believe will continue to contribute to the Company’s future sales and earnings growth.”

First Quarter Results

For the first quarter of FY2015, total revenue including royalty income increased 8.9% to $2,241,490, compared with total revenue of $2,058,819 in the first quarter of FY2014.  Total product sales increased 3.5% to $1,635,236 in the most recent quarter, versus $1,579,205 in the corresponding period of the previous fiscal year.  Sales in the disposable lens category increased 4.1%, while sales in the custom lens category increased 9.8% from prior-year levels.  Sales in the gas permeable, replacement and other lens categories declined, as anticipated.

Royalty income from Bausch + Lomb increased 26.4% to $606,254 in the quarter ended September 30, 2014, compared with $479,614 in the prior-year quarter.  This represented the fourth consecutive year-over-year increase in quarterly royalty income.

Gross profit margins improved to 39.4% of sales in the first quarter of FY2015, versus 38.5% in the first quarter of FY2013.

Operating expenses increased 5.4% to $796,379 in the most recent quarter, compared with $755,481 in the year-earlier period.  As a percentage of total revenue, operating expenses declined to 35.5% in the first quarter of FY2015, versus 36.7% in the first quarter of FY2014.

Operating income improved 36.5% to $453,478 (20.2% of total revenue) in the first quarter of FY2015, compared with $332,319 (16.1% of total revenue) in the first quarter of FY2014.

Net non-operating expenses increased 121.6% to $50,325, versus $22,711 a year earlier, primarily due to higher debt levels associated with the repurchase of 618,522 shares of the Company’s common stock in early October 2013.

Pretax income increased 30.2% to $403,153 in the three months ended September 30, 2014, compared with $309,608 in the corresponding period of the previous fiscal year.  The Company reported a 25.9% increase in net income, which totaled $270,058 in the first quarter of FY2015, versus $214,561 in the prior-year period.  Diluted earnings per share increased 66.7% to $0.15 in the three months ended September 30, 2014, compared with $0.09 in the three months ended September 30, 2013.  The weighted average number of diluted shares outstanding decreased 24.4% to 1,790,338 in the most recent quarter, versus 2,369,354 in the prior-year quarter. The decline in outstanding shares resulted from the October 2013 repurchase of 26% of the Company’s total common shares outstanding (618,522 shares) from our previously largest shareholder at a price of $4.97 per share.

Cash Dividends

The Company declared its 33rd consecutive quarterly cash dividend on November 3, 2014 (payable November 28, 2014) at an annualized rate of $0.18 per share, which will provide shareholders a current yield of 2.6% based upon a common stock price of $6.87 per share at the close of stock market trading on November 12, 2014.

The amount and frequency of future dividends will depend upon earnings, cash flow, and other aspects of the Company’s business as determined and declared by the Board of Directors.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly-owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly-owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue® brand directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTCQX under the symbol “UVIC”.

Forward-Looking Statements

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc., at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com

UNILENS VISION INC.

FIRST QUARTER - FISCAL 2015

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(All figures in U.S. Dollars)

RESULTS OF OPERATIONS
	Three Months Ended
	September 30, 2014	September 30, 2013
Revenues:
Sales	$1,635,236	$1,579,205
Royalty income	606,254	479,614
Total revenues	2,241,490	2,058,819
Operating costs and expenses:
Cost of sales	991,633	971,019
Expenses	796,379	755,481
Total operating costs and expenses	1,788,012	1,726,500
Operating income	453,478	332,319
Other non-operating items:
Other income	3,831	3,852
Interest expense	(54,156)	(26,563)
Total other non-operating items	(50,325)	(22,711)
Income before income tax expense	403,153	309,608
Income tax expense	133,095	95,047
Net income for the period	$270,058	$214,561
Net income per common share:
Basic	$0.15	$0.09
Diluted	$0.15	$0.09
Weighted average shares outstanding	1,790,338	2,369,354
CASH FLOWS
Provided (used) by:
Operating activities	$322,838	$350,428
Investing activities	(161,261)	(50,915)
Financing activities	(183,013)	(181,656)
Decrease in cash	$(21,436)	$117,857
BALANCE SHEET
	September 30, 2014	June 30, 2014
Cash and cash equivalents	$77,354	$98,790
Total assets	3,976,449	3,855,906
Current liabilities	2,213,233	2,073,608
Total liabilities	6,812,282	6,883,009
Stockholders’ deficit	$(2,835,833)	$(3,027,103)